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                                                                EXHIBIT 99(j)(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated October 18, 2007 on the financial statements of the RiverSource California Tax-Exempt Fund of the RiverSource California Tax-Exempt Trust, included in the Annual Report for the year ended August 31, 2007, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 39 to the Registration Statement (Form N-1A, No. 33-5103) of the RiverSource California Tax-Exempt Trust.

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 26, 2007